NORTHWESTERN ENERGY

2009 ANNUAL INCENTIVE PLAN

I.	Introduction

NorthWestern Energy (NWE) utilizes the 2009 Annual Incentive Plan (Plan) to reward non-represented employees for their contributions toward achieving desired business results.

II.	Plan Objectives

This Plan is designed to achieve the following objectives:

•	Align the interests of shareholders, customers and employees.
•	Create incentives for employees to achieve financial and operating results.
•	Reward employees individually and as a team by providing compensation opportunities consistent with company financial and operating performance.

III.	Plan Administration

The Plan is approved by NWE's Board of Directors (Board) and administered by the NWE Incentive Plan Administration Committee (Administration Committee) consisting of the President and CEO, CFO, and the Vice President responsible for Human Resources. The Administration Committee is responsible for all aspects of administration of the Plan, and is responsible for resolving any conflicts or discrepancies that arise. The Administration Committee’s decision on any matter associated with this Plan is final, subject to approval by the Board's Human Resources Committee.

IV.	Performance Period and Effective Date

The Plan becomes effective January 1, 2009, and will continue until December 31, 2009, which is the performance period. The Plan may be suspended and/or terminated by the Administration Committee, subject to approval by the Board, at any time, without prior notice and at its sole discretion.

V.	Other Considerations

All awards are subject to income tax withholding and garnishment requirements. No right or interest in the Plan is transferable or assignable.

Distributions under the Plan are at the discretion of the Administration Committee, subject to approval of the Board's Human Resources Committee. Awards will not be made under the Plan if, in the sole and final judgment of the Board, the overall financial condition of the Company is insufficient to support awards.

NorthWestern Energy 2009 Annual Incentive Plan

Distributions from the Plan do not provide any rights to continued employment. A distribution from the Plan in any one performance period does not guarantee the participant a distribution or the right to participate in any subsequent performance period.

VI.	Participation and Eligibility

All non-represented regular full-time, regular part-time, limited part-time and supplemental employees of NWE employed on the last business day of the plan year are eligible to receive payment under the Plan provided they are actively employed by NWE for at least one full quarter of the plan year. To participate in the Plan, employees must have written goals and objectives consistent with NWE’s goals and objectives. These employee goals must target results that meet or exceed the normal requirements of the position and that contribute to meeting the goals and objectives of the company. Goals and objectives can be based on either individual or team performance; however, each employee must have at least one goal that contributes to cost reduction or process improvement.

Employees must meet acceptable performance standards, as defined and approved by the Administration Committee, to be eligible for an award. Employees who are under an active step of Progressive Discipline or employees whose performance is rated “unsatisfactory” are not eligible for an award. Employees whose performance is rated “partially met expectations” may, at the discretion of their supervisor, be eligible for an award from the discretionary pool.

Employees are eligible for a prorated incentive award based upon the amount of time served in an eligible status with NorthWestern Energy during the performance period if they:

(1)	Are classified as seasonal supplemental
(2)	Were under an active step of Progressive Discipline for a portion of the performance period,
(3)	Work on a part-time basis,
(4)	Are granted unpaid leave, including military leave, that is nonmedical in nature and that exceeds 80 hours, or
(5)	Retired, provided they worked at least one full quarter during the performance period even though the retired employee was not employed on the last day of the Plan year.

Temporary and summer employees, as well as independent contractors, are not eligible to participate in the Plan.

VII.	Individual Awards

Awards to plan participants from the Performance Pool (Section IX) will be determined based on individual performance ratings that evaluate achievement against established goals and objectives as well as overall job performance. Supervisors will evaluate individual employee performance during the period covered by the Plan to determine individual awards.

NorthWestern Energy 2009 Annual Incentive Plan

VIII.	Target Incentives

Target incentive level for each participating employee is set by position and will be expressed as a percentage of base salary. Each participant's target incentive is subject to approval by the Administration Committee and any changes will be communicated in writing to participants. Senior executive target incentive levels will be approved by the Board.

IX.	Performance Pool

The Plan is funded through achievement of targeted results on key organizational performance objectives, inclusive of costs associated with the Plan. After implementation, the Plan will be reviewed periodically to ensure that the desired results are being achieved.

The Performance Pool will be created based on four factors: net income, electric service reliability, customer satisfaction and employee safety. Each of these measures will be calculated at the conclusion of the performance period. Periodic accruals will be made to provide for the Performance Pool at year-end. The Performance Pool will be funded in accordance with Table 1; however, no awards will be made unless at least 90% of the net income target is met. Officer awards will be modified based on each officer’s goal performance during the Performance Period.

Table 1 – Performance Metrics

Incentive Metric	Weight	Plan Basis (2)
		Threshold 50%	TARGET 100%	Maximum 150%
Financial (1)
Net Income (based on Board approved budget)	55%	-10%	Budget	+10%
Safety (3) Lost Work Day Incident Target Rate		1. 30	1. 10	1.00
	15%
Reliability SAIDI
	15%	104	90	87
Customer Satisfaction
Image (annual Flying Horse Communication survey)
Reliability	5%	7.87	8.07	8.30
Friendly	5%	8.10	8.30	8.50
Value	5%	6.78	6.98	7.18

Footnotes: 1) All financial targets are based on Board-approved budget for 2009 2) Funding level is computed by prorating if actual results lie between Threshold (50%) through Maximum (150%). 3) An employee fatality will result in no incentive award points tied to safety for the deceased employee’s work group and every supervisor in the chain of command up to and including the CEO.

In calculating performance against target, adjustments may be made either positively or negatively for one-time events and extraordinary nonbudgeted items as approved by the Board.

NorthWestern Energy 2009 Annual Incentive Plan

As soon as possible after the end of the Performance Period, NWE will calculate the actual performance as compared against the performance targets. Such calculations shall be finally determined in the sole discretion of the Board's Human Resources Committee or an appointed designee. Employees shall have no recourse, appeal or challenge available from this final determination. Summary results will be provided to employees.

X.	Performance Pool Distribution and Incentive Pay Calculation

Individual employee performance is a key consideration in calculating distribution of incentive pay. The Performance Pool will be allocated to each officer using total target incentive dollars at the end of the Performance Period for eligible employees in each functional unit, division or department adjusted based on the performance funding level achieved. The Performance Pool will be divided into two pools: a “Fixed Pool” and a “Discretionary Pool.” Fifty percent (50%) of the Performance Pool will be allocated to the Fixed Pool; the remaining fifty percent (50%) will be allocated to the Discretionary Pool. Each Eligible Employee that has a performance rating of met or exceeded expectations will receive a distribution from the Fixed Pool calculated as follows:

Employee’s target incentive amount x performance funding level achieved x 50%

Each officer will then allocate the Discretionary Pool to the respective department supervisors, as appropriate, for further distribution based on either attainment of team or individual performance goals. Supervisors will submit recommended distributions to individual employees subject to the functional officer’s and Administration Committee approval. In no case will the total payouts in a given Performance Pool exceed the total dollars available for that Performance Pool.

XI.	Payment of Awards

Awards will be made in the same manner as each employee’s normal payroll processing, either in the form of Company check or direct deposit.

Awards will be paid out to employees as soon as practicable, but no later than March 15, 2010. Awards are considered ordinary income and subject to all appropriate taxes.

____________________________

Recommended by the Human Resources Committee on February 12, 2009.

Approved by the Board of Directors on February 13, 2009.

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